Exhibit 10.1

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to the Executive Employment Agreement (the “Employment Agreement”) entered into effective as of April 22, 2012, by and between Colfax Corporation, a Delaware corporation (the “Company”) and Steven E. Simms (the “Executive”), is itself by and between the Company and the Executive and is entered into effective as of April 28, 2014 (the “Effective Date”). The Amendment makes the following changes to the Employment Agreement as of the Effective Date:

1. Extension of Term. The first sentence of Section 1.1 of the Employment Agreement entitled “Term” and the first sentence of Section 1.1(a) of the Employment Agreement entitled “Extension of Term” are each hereby amended to replace the date “April 21, 2015” where it appears in each sentence with the date “April 21, 2017.”

2. Long-Term Incentive Award.

a) In connection with the extension of the term of the Executive’s employment with the Company and consistent with Section 2.3(d) of the Employment Agreement, the Executive shall receive a long-term incentive award consisting of a performance-based restricted stock unit award (a “PRSU”) covering 85,487 shares of the Company’s common stock and an employee stock option covering 201,146 shares of the Company’s common stock. The PRSU and option awards shall be granted as of the Effective Date under the Colfax Corporation 2008 Omnibus Incentive Plan (the “Stock Incentive Plan”).

b) The PRSU award shall be subject to the achievement of performance objectives established by the Compensation Committee of the Company’s Board of Directors under which such grant shall be cancelled in the event the performance objectives are not achieved, provided, further, that the entire grant also shall be subject to a cliff vesting schedule, conditioning vesting in full on remaining employed by the Company on April 21, 2017. In addition, the shares earned by and issued to the Executive under the PRSU award (not including any shares sold to fund the payment of the tax withholding obligation payable in connection with the vesting of the award) may not be transferred, sold, pledged, hypothecated, or otherwise disposed of prior to April 21, 2018. Except as set forth herein, the PRSUs shall be subject to the terms of the Company’s standard performance-based restricted stock unit award agreement currently in use for executives under the Stock Incentive Plan.

c) The option award shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant (as determined under the Stock Incentive Plan) and shall be subject to the terms of the Company’s standard stock option agreement currently in use for executives under the Stock Incentive Plan, except that the grant shall vest in full on April 21, 2017, and, in the event any termination of the Executive’s employment other than by the Company for Cause after that date the options shall remain exercisable for any remaining ordinary term of such options.

d) Solely for purposes of both the PRSU and option awards described in this Amendment, the term Pro-Rata Basis, as defined in Section 10.8 of the Employment Agreement and referred to in Section 4.2 of the Employment Agreement, shall be calculated based assuming, for this purpose only, that the grant date for the PRSU and option awards was April 21, 2015, rather than the Effective Date.

e) The awards described in this Amendment are granted as the Executive’s equity and long-term incentive awards for the term of the Employment Agreement running from April 21, 2015 through April 21, 2017 and, except as to the awards described in this Amendment and the awards granted under Section 2.3 of the Employment Agreement, the Executive shall not have the right to participate further under the Stock Incentive Plan or any other long-term incentive program of the Company during such two-year period.

3. Except as expressly provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment, or have caused this Amendment to be duly executed and delivered in their name and on their behalf, intending to be legally bound by its terms, as of the Effective Date, as if the provisions hereof were originally included in the Employment Agreement.

COLFAX CORPORATION

By:	/s/ C. Scott Brannan
Name:	C. Scott Brannan
Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer

STEVEN E. SIMMS

/s/ Steven E. Simms

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